Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-257353, No. 333-251679, No. 333-223042, No. 333-221199, No. 333-216414, No. 333-213727, No. 333-274493 and No. 333-276249) on Form S-3 and registration statements (No. 333-248237, No. 333-227053, No. 333-222537, No. 333-264249 and No. 333-276398) on Form S-8 and registration statements (No. 333-261031, No. 333-237959, No. 333-237858 and No. 333-269467) on Form S-1 of our report dated April 1, 2024, with respect to the consolidated financial statements of My Size Inc.

/s/ Somekh Chaikin
Somekh Chaikin
Member Firm of KPMG International

Tel Aviv, Israel
April 1, 2024